EXHIBIT 21.1

INCOME OPPORTUNITY REALTY INVESTORS, INC.

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries and partnership interests of Income Opportunity Realty Investors, Inc., the percentage of ownership and the state or other jurisdiction of organization or incorporation as of December 31, 2007:

NAME OF ENTITY	OWNERSHIP	JURISDICTION
Corporations*
IORI Operating, Inc.	100.00%	Nevada
Midland Odessa Properties, Inc.	19.90%	California
IORI Centura, Inc.	100.00%	Nevada
IORI Falcon Point, Inc.	100.00%	Nevada
IORI Keller Springs Tech, Inc.	100.00%	Nevada
IORI Marion Express, Inc.	100.00%	Nevada
IORI Marion Inn, Inc.	100.00%	Nevada
IORI Marion Suites, Inc.	100.00%	Nevada
IORI Minerals, Inc.	100.00%	Nevada
IORI Springfield Suites, Inc.	100.00%	Nevada
IORI Tristar Tech, Inc.	100.00%	Nevada
IORI Valley View, Inc.	100.00%	Nevada
Transcontinental Brewery, Inc.	100.00%	Nevada
Transcontinental Parkway Corporation	100.00%	Nevada

Limited Liability Companies*
Holdings of ATI, LLC	33.00%	Delaware
IORI Meridian Apartments, LLC	100.00%	Texas
IORI Sinclair Place, LLC	100.00%	Texas

Partnership interests*
Nakash Income Associates	40.00%	Georgia
TCI Eton Square, LP	10.00%	Texas
Metra Arbor Pointe, LP	5.97%	Delaware
Metra Brighton Court, LP	5.97%	Delaware
Metra Cross Pool 1, LP	5.97%	Delaware
Metra Cross Pool 2, LP	5.97%	Delaware
Metra Delmar Valley, LP	5.97%	Delaware
Metra Enclave, LP	5.97%	Delaware
Metra Fairway View, LP	5.97%	Delaware
Metra Fountain Lake, LP	5.97%	Delaware
Metra Harper’s Ferry, LP	5.97%	Delaware
Metra Meridian, LP	5.97%	Delaware
Metra Quail Oaks, LP	5.97%	Delaware
Metra Sunchase, LP	5.97%	Delaware
Metra Westwood, LP	5.97%	Delaware
Metra Willow Creek, LP	5.97%	Delaware
Metra Wood Hollow, LP	5.97%	Delaware

*	including indirect ownership through subsidiaries